                                                                                                                                                                                                                                    Exhibit 99.1

SOUTHWEST AIRLINES CO. Investor Relations (214) 792-4415 www.southwest.com

Third Quarter 2007 Investor Update                                                                                                                                                                                                                                   September 24, 2007

Operating Revenue per Available Seat Mile (RASM)

Based on quarter-to-date revenue trends and bookings for the remainder of September, third quarter 2007 RASM is expected to increase in the two percent range year-over-year from third quarter 2006’s 9.85 cents.

Operating Expenses per Available Seat Mile (CASM)

Project Early Departure
Project Early Departure is a voluntary program that was offered in July to eligible Employees who were ready to leave the Company.  It provides those Employees with a separation package, helps the Company balance costs, and allows us to continue offering low fares to our Customers.  The Company offered a cash bonus of $25,000 plus medical/dental continuation coverage and travel privileges based on eligibility.

A total of 608 out of approximately 8,500 eligible Employees elected the early-out program.  The number of Employees from each group that accepted the package is as follows: 395 from Reservations, 165 from Ground Operations, 41 from Inflight and seven from Provisioning.  The participants’ last day of work will fall between September 30, 2007 and April 30, 2008 based on the operational needs of particular work locations and departments.  The Company did not have a target or expectation for the number of Employees expected to accept the package.

Project Early Departure resulted in a pre-tax, pre-profitsharing, one-time charge of approximately $25 million during third quarter 2007.  These charges are reflected in Salaries, wages and benefits.  The Company anticipates that future cost savings will be approximately $20 million annually through 2012.  The Company will continue to address future staffing needs, but currently anticipates that the majority of the positions will be filled with entry-level Employees to meet operational demands.  The purpose of this voluntary initiative and other initiatives is to help the Company absorb cost pressures, such as higher wage rates and the increase in fuel prices.

CASM
Including the charge related to Project Early Departure, both third quarter 2007 economic CASM and GAAP CASM are expected to increase in the four to five percent range year-over-year from third quarter 2006’s 8.75 cents (“economic” excludes certain unrealized hedging items).

Other (Gains) Losses, net

The Company currently expects third quarter 2007 premiums related to its fuel hedging program to be in the $15 million range.  This charge, among other items, is reflected in "Other (Gains) Losses, net."

Forward-Looking Statements
This Investor Update contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the Company’s current intent, expectations, estimates, and projections and are not guarantees of future performance. Specific forward-looking statements include, without limitation, statements relating to the anticipated impact of Project Early Departure and the Company’s expected financial results for the third quarter of 2007.  Forward looking statements involve risks, uncertainties, assumptions, and other factors that could cause actual results to vary materially from those expressed in or indicated by them.  Expected financial results for the third quarter of 2007 are based on preliminary information for the third quarter.  Accordingly, as the Company completes its normal third quarter close procedures, actual results could differ.  In addition, the anticipated savings of Project Early Departure are based on the Company's current intent, expectations, and projections, but could be impacted by changes in labor conditions.  Risks associated with the Company’s labor intensive business and other risks are discussed in detail under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.